EXHIBIT 99

News Release

Exxon Mobil Corporation
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CONTACT: ExxonMobil Media Relations	Irving, TX 75039-2298
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FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 23, 2012

Exxon Mobil Corporation Announces 2011 Reserves Replacement

IRVING, Texas--(BUSINESS WIRE)--Exxon Mobil Corporation announced today that additions to its proved reserves in 2011 totaled 1.8 billion oil-equivalent barrels, replacing 107 percent of production.  Excluding the impact of asset sales, reserves additions replaced 116 percent of production.

“ExxonMobil replaced more than 100 percent of production for the 18th consecutive year,” said Rex W. Tillerson, chairman and chief executive officer. “Our industry-leading position is a result of our strategic focus on quality resource capture, a disciplined approach to investment, and excellence in project execution.  During challenging times for the global economy, we continue to take a long-term view of resource development and invest throughout the commodity price cycle. Adding reserves enables ExxonMobil to develop new supplies of energy to meet future demand and support economic growth and improved standards of living."

The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

The corporation’s reserves additions in 2011 reflect new developments with significant funding commitments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. Reserve additions from the Kearl Expansion Project in Canada totaled 1 billion oil-equivalent barrels. Proved additions were also made in a diverse range of countries including the United States, Nigeria, Norway, Indonesia and Malaysia. Asset sales in 2011 reduced proved reserves by 141 million oil-equivalent barrels. Liquid additions totaled 1.4 billion oil-equivalent barrels for a 166 percent replacement ratio and gas additions totaled 0.4 billion oil-equivalent barrels for a 49 percent replacement ratio.

At year-end 2011, ExxonMobil's proved reserves base increased to 24.9 billion oil-equivalent barrels. The proved reserves base is split 49 percent liquids and 51 percent gas.

Long-Term View

The long-term nature of the industry, and the large size of the discrete projects that provide a significant portion of the corporation’s reserves additions, make it appropriate to consider a time horizon longer than a single year. The 10-year average reserves replacement ratio is 121 percent, with liquids replacement at 99 percent and gas at 150 percent. The reserves additions made during this period comprise a diverse range of resource types and have broad geographical representation. ExxonMobil’s reserves life at current production rates is 15 years.

Industry-Leading Resource Base

ExxonMobil added 4.1 billion oil-equivalent barrels to its resource base in 2011, driven primarily by resource additions from the United States and Canada, as well as Australia, Indonesia and Vietnam. These additions include continued success in by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions. ExxonMobil’s by-the-bit conventional exploration success in 2011 included discoveries in the U.S. Gulf of Mexico, Australia, Indonesia and Vietnam. In addition, discovery and delineation of North American unconventional assets contributed significantly to the resource base. Overall, the corporation’s resource base grew by 2.7 billion oil-equivalent barrels to 87.2 billion oil-equivalent barrels, taking into account field revisions, production and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:  Proved reserves in this release for 2009 and later years are based on current SEC definitions, but for prior years the referenced proved reserve volumes are determined on bases that differ from SEC definitions in effect at the time. Specifically, for years prior to 2009 included in our 10-year average replacement ratio, reserves are determined using the SEC pricing basis but including oil sands and our pro-rata share of equity company reserves for all periods. Prior to 2009, oil sands and equity company reserves were not included in proved oil and gas reserves as defined by the SEC. For years prior to 2009 included in our 18 straight years of at least 100 percent replacement, reserves are determined using the price and cost assumptions we use in managing the business, not the historic prices used in SEC definitions. Reserves determined on ExxonMobil's pricing basis also include oil sands and equity company reserves for all periods.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and natural gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. For more information, visit www.exxonmobil.com.